Exhibit 99.1


                  Kerr-McGee Announces Capital Budget for 1999

     OKLAHOMA CITY (Jan. 14, 1999) - Kerr-McGee Corp. (NYSE: KMG) announced plans for its 1999 capital expenditure budget, following the completion of the proposed merger between Kerr-McGee and Oryx Energy Company (NYSE: ORX). The corporation is budgeting $545 million for capital expenditures in 1999, about a 45% decrease from the companies' combined 1998 capital expenditures.
     After completion of the proposed merger, the capital budget for exploration and production in 1999 will be $430 million. Of this amount, $140 million is allocated to the North Sea, $160 million to the Gulf of Mexico, $65 million to U.S. onshore, and $65 million to other international areas.
     The merged company's daily production volumes for 1999 are estimated at approximately 190,000 barrels of oil and approximately 580 million cubic feet of natural gas.
     Capital expenditures for chemical operations are budgeted at $110 million in 1999. This includes funds to complete a $57 million expansion that was started last year at the company's titanium dioxide pigment facility in Hamilton, Miss. This expansion, with completion expected in the third quarter, will increase the facility's annual production capacity to 178,000 metric tons. The Hamilton pigment facility represents approximately 50% of Kerr-McGee's pigment production capacity and ranks as the third-largest chloride-process titanium dioxide pigment plant in the United States.
     The remaining $5 million will be corporate capital expenditures.
     Kerr-McGee also announced it would take a non-cash, after-tax charge of $250 million in the fourth quarter of 1998, in accordance with Financial Accounting Standard 121. The write-down is primarily a result of continued low oil and natural gas prices.
     As a result of the proposed merger, the Kerr-McGee board of directors voted to rescind the $300 million stock repurchase program that was announced in July 1998.
     Kerr-McGee Corp. is an Oklahoma City-based energy and chemical company with worldwide operations and assets of $3.7 billion. This capital budget will only be implemented upon completion of the proposed merger with Oryx. The proposed transaction is subject to approval by the shareholders of both companies, and completion is anticipated in the first quarter of 1999.
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CONTACT: Debbie Schramm
         (405) 270-2877

99-04